                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               OLIN CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                     OLIN

                 501 MERRITT 7, NORWALK, CONNECTICUT 06856-4500

                                                                  March 12, 1996

Dear Olin Shareholder:

  You are cordially invited to attend our 1996 Annual Meeting of Shareholders at 10:30 a.m. on Thursday, April 25th. The meeting will be held at the GTE Norwalk Center, 32 Weed Avenue, Norwalk, Connecticut.

  You will find information about the meeting in the enclosed Notice and Proxy Statement.

  Mr. Robert R. Frederick and Dr. Irving Shain, who have reached age 70, are retiring from the Board of Directors on April 25, 1996. Mr. Frederick joined Olin's Board in 1983 and most recently has served as Chairman of its Executive and Finance Committee. We are grateful to Mr. Frederick for his steadfast guidance over the past thirteen years. Dr. Shain served as Olin's Vice President and Chief Scientist from 1987 to 1992 and has been a member of Olin's Board of Directors since 1982. We will miss him on the Board and will always be grateful for his participation.

  There are several important proposals being presented to the shareholders for approval this year. Therefore I encourage you, whether or not you plan to attend, to please sign and date the enclosed proxy card, and return the upper half of it in the enclosed envelope as soon as possible. If you do plan to attend, please so indicate by checking the appropriate box on the proxy card. Keep the lower half to be used as your admission card to the Meeting.

  At last year's Annual Meeting more than 90% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year's meeting.

                                                     Sincerely,

                                               /s/ John W. Johnstone, Jr.

                                               JOHN W. JOHNSTONE, JR.
                                                Chairman of the Board


                             YOUR VOTE IS IMPORTANT

YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED
                                   ENVELOPE.

                                OLIN CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                          Norwalk, Connecticut
                                                          March 12, 1996

  The Annual Meeting of Shareholders of OLIN CORPORATION will be held at the GTE Norwalk Center, 32 Weed Avenue, Norwalk, Connecticut, on
Thursday, April 25, 1996, at 10:30 a.m., local time, to consider and act upon the following:

  (1) The election of four Directors.

  (2) Approval of the 1996 Stock Option Plan.

  (3) Ratification of the appointment of independent auditors for 1996.

  (4) A shareholder proposal if brought before the meeting.

  (5) Such other business as may properly come before the meeting or any adjournment.

  The Board of Directors has fixed March 1, 1996 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                                      By order of the Board of Directors:

                                      /s/ Johnnie M. Jackson, Jr.

                                      JOHNNIE M. JACKSON, JR.
                                              Secretary

                                OLIN CORPORATION

                                PROXY STATEMENT
                             ---------------------
                         ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 25, 1996

  This Proxy Statement is furnished to the shareholders of Olin Corporation ("Olin" or "Company") in connection with the solicitation by the Board of Directors ("Board") of Olin of proxies to be voted at the Annual Meeting of Shareholders to be held on April 25, 1996, and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by Olin prior to the meeting will be voted at the meeting. Where a shareholder directs in the proxy a choice regarding any matter that is to be voted on, that direction will be followed. If no direction is made, proxies will be voted for the election of directors as set forth below, for approval of the 1996 Stock Option Plan as set forth below, in favor of the ratification of the appointment of independent auditors and against the shareholder proposal referred to under
Item 4 in the Notice of Annual Meeting of Shareholders. Any person who has returned a proxy has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by giving notice in writing to the Secretary or by voting in person at the meeting.

  Olin does not know of any matters other than those referred to in the accompanying Notice which are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment. The mailing address of Olin's principal executive office is 501 Merritt 7, PO Box 4500, Norwalk, CT 06856-4500. This Proxy Statement and the related proxy card are being mailed to shareholders beginning on or about March 12, 1996.

                    SHARES OUTSTANDING AND ENTITLED TO VOTE

  The close of business on March 1, 1996 has been fixed as the record date for the meeting and any adjournment. As of that date, there were approximately 24,850,000 shares of Olin common stock, $1 par value ("Common Stock"), outstanding, each of which is entitled to one vote. Of those shares of Common Stock outstanding, approximately 2,556,000 shares were held in the Olin Common Stock Fund of the Olin Corporation Contributing Employee Ownership Plan ("CEOP"). In addition, at March 1, 1996, there were approximately 990,000 shares of ESOP Preferred Stock outstanding, all of which are held by Wachovia Bank of North Carolina, N.A. ("Wachovia") as the Trustee of the CEOP.The ESOP Preferred Shares are entitled to vote on all matters submitted to a vote of Olin shareholders, and presently carry the same voting rights as the Common Stock, namely one vote per share. Each individual participating in the CEOP is entitled to instruct the Trustee how to vote all shares of Common Stock and ESOP Preferred Stock credited to the individual through the individual's contributions and through matching contributions by Olin. Shares of each class of stock held in the CEOP for which voting instructions are not received from CEOP participants or which are not credited to participants' accounts are voted by the Trustee in the same proportion as shares of that class for which the Trustee has received instructions.

  Chemical Mellon Shareholder Services, LLP ("CMSS") is Olin's registrar and transfer agent. For holders of Common Stock who participate in the Automatic Dividend Reinvestment Plan offered by CMSS, CMSS will vote any shares of Common Stock that it holds for the participant's account in accordance with the proxy returned by the participant covering his or her shares of record. If a participant does not send in a proxy for shares of record, CMSS will not vote Dividend Reinvestment shares of such participant.

                           CERTAIN BENEFICIAL OWNERS

  Except as indicated below, Olin knows of no person who was the beneficial owner of more than five percent of Olin Common Stock or ESOP Preferred Shares as of December 31, 1995.

                                                          AMOUNT AND
                                                          NATURE OF
   NAME AND ADDRESS OF BENEFICIAL                         BENEFICIAL    PERCENT
   OWNER                               TITLE OF CLASS     OWNERSHIP     OF CLASS
   ------------------------------      --------------     ----------    --------
   The First Wachovia Corporation   ESOP Preferred Shares    86,508(a)    9.4%
   301 North Main Street
   Winston-Salem, NC 27150
   Travelers Group Inc.             Common Stock          1,437,509(b)    5.8%
   388 Greenwich Street
   New York, NY 10013

--------
(a) Olin has been advised in a Schedule 13G filing that as of December 31, 1995, The First Wachovia Corporation and its subsidiaries, acting in fiduciary capacities, shared voting power with respect to 86,508 shares of ESOP Preferred Shares which were not yet allocated to the accounts of CEOP participants as of such date. Wachovia, a subsidiary of The First Wachovia Corporation, is the Trustee of the CEOP.
(b) Travelers Group Inc. has advised Olin in a Schedule 13G filing that it and its wholly owned subsidiary, Smith Barney Holdings Inc., have shared voting and shared dispositive power with respect to 1,437,509 shares. They disclaim beneficial ownership of all such securities.

                         ITEM 1--ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes with the term of office of each class being three years, ending in different years. Four persons, as set forth below under "Nominees for Three-Year Terms Expiring in 1999", have been nominated by the Board for election as Class II Directors to serve until the 1999 Annual Meeting of Shareholders and until their successors have been elected. The terms of the other directors will continue after the meeting as indicated below.

  Under the retirement policy of Olin, Robert R. Frederick, a Class III Director and Irving Shain, a Class I Director, who have reached age 70, will retire effective April 25, 1996. Upon these retirements, the number of directors constituting the whole Board will be reduced to ten.

  Each of the nominees is a director at the present time. It is not expected that any of the nominees will be unable to serve as a director but if any are unable to accept election, it is intended that shares represented by proxies in the accompanying form will be voted for the election of substitute nominees selected by the Board, unless the number of directors is reduced.

  The election of each nominee as a director requires the affirmative vote of a plurality of the votes cast in the election. Votes withheld and shares held in street name ("Broker Shares") that are not voted in the election of directors will not be included in determining the number of votes cast.

                                           CLASS II
                        NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 1999

  [PHOTO] WILLIAM J. ALLEY, 66, retired in December 1994 as Chairman of the Board and Chief Executive Officer of American Brands, Inc., a position he held since 1987. Mr. Alley holds a BBA and a JD degree from the University of Oklahoma. He serves on the Boards of Directors of American Brands, Inc., Central Illinois Public Service Company, CIPSCO Incorporated, Rayonier Inc. and Rayonier Forest Products Company. Olin director since 1995.


  [PHOTO] DONALD W. GRIFFIN, 59, is President and Chief Executive Officer of Olin. He joined Olin in 1961 and from 1963 served in a variety of Brass Division marketing positions, including Director of International Business Development and Vice President, Marketing. In 1983, he was elected a corporate Vice President and President of the Brass Group. In 1985, he was named President of the Winchester Group; in 1986, President of the Defense Systems Group; in 1987, Executive Vice President; in 1993, Vice Chairman-Operations; in 1994, President and Chief Operating Officer; and in January 1996, Chief Executive Officer. He is a graduate of the University of Evansville, Evansville, IN and completed the Graduate School for Sales and Marketing Managers at Syracuse University, Syracuse, NY. Mr. Griffin is a director of River Bend Bancshares, Inc., Illinois State Bank and Trust in East Alton, Illinois, Rayonier Inc. and Rayonier Forest Products Company. He is also a director of the Chemicals Manufacturing Association, the Sporting Arms and Ammunition Manufacturers Institute, the Wildlife Management Institute and the National Shooting Sports Foundation. He is on the Board of Trustees of the Buffalo Bill Historical Center. He is a member of the Business Roundtable, the American Society of Metals, the Association of the U.S. Army and the American Defense Preparedness Association. He is a life member of the Navy League of the United States and the Surface Navy Association. Olin director since 1990.

  [PHOTO] H. WILLIAM LICHTENBERGER, 60, is Chairman and Chief Executive Officer of Praxair, Inc., a position he assumed in 1992 when Praxair was spun off from Union Carbide Corporation. In 1986, Mr. Lichtenberger was elected a Vice President of Union Carbide Corporation and was appointed President of the Union Carbide Chemicals and Plastics Company, Inc. He was elected President and Chief Operating Officer and a director of Union Carbide Corporation in 1990. He resigned as an officer and director of Union Carbide Corporation upon Praxair's spin-off. Mr. Lichtenberger is a graduate of the University of Iowa where he majored in chemical engineering and has a masters degree in business administration from the State University of New York, Buffalo. He is a director of Ingersoll-Rand Company. He is on the Advisory Board of Western Connecticut State University, a member of the Investment Policy Advisory Committee to the United States Trade Representative, a director of the National Association of Manufacturers and a member of The Business Roundtable. He is Chairman of the United Negro College Fund's Connecticut Corporate Campaign and a director of the Fairfield County Boy Scouts Advisory Board. Olin director since 1993.

  [PHOTO] G. JACKSON RATCLIFFE, JR., 60, is Chairman, President and Chief Executive Officer of Hubbell Incorporated, a position he has held since 1987. He holds an AB from Duke University and a JD from the University of Virginia. Mr. Ratcliffe is a member of the Boards of Directors of The Aquarion Company and Praxair, Inc.; a member of the Board of Governors of the National Electrical Manufacturers Association (NEMA); a member of the Listed Company Advisory Committee of the New York Stock Exchange and a member of the Board of Trustees of the Manufacturers' Alliance for Productivity and Innovation, Inc. Olin director since 1990.

                                            CLASS I
                           DIRECTORS WHOSE TERMS CONTINUE UNTIL 1998

  [PHOTO] JOHN W. JOHNSTONE, JR., 63, is Chairman of the Board of Olin. In 1954, he joined Hooker Chemicals and Plastics Corporation, where he spent 22 years in various sales, marketing and management positions of increasing responsibility, leaving in 1975 to become President of the Airco Alloys division of Airco, Inc. He joined Olin in 1979 as Vice President and General Manager of the Chemicals Group's Industrial Products department. Mr. Johnstone became a corporate Vice President and President of the Chemicals Group in 1980, and an Executive Vice President of Olin in 1983. He was named President of Olin in 1985, Chief Operating Officer in 1986, Chief Executive Officer in 1987 and Chairman of the Board in 1988. He is a graduate of Hartwick College, where he received a BA in chemistry and physics and a Doctor of Science (Hon.). He has attended the Harvard Business School's Advanced Management Program. Mr. Johnstone is a trustee of Hartwick College, The Conference Board and Research Corporation. He is a former member of The Business Roundtable and a former Chairman of the Soap and Detergent Association and the Chemical Manufacturers Association. He is a director of Phoenix Home Mutual Life Insurance Company, McDermott International, Inc. and American Brands, Inc., and is Advisory Board Chairman of the Boy Scouts of America, Fairfield County Connecticut Council. Olin director since 1984.

  [PHOTO] JACK D. KUEHLER, 63, retired in 1993 as Vice Chairman of the Board of International Business Machines Corporation. He joined IBM in 1958 as an associate engineer in the San Jose Research Laboratory. Over the years, he played a significant management role in many of the corporation's advanced technologies. He served as Director of the Raleigh Communications Laboratory, Director of the San Jose Storage Products Laboratory and President of the Systems Product Division. In 1980, he was elected an IBM Vice President and named President of the General Technology Division. In 1981, he was named Information Systems and Technology Group Executive. He was elected an IBM Senior Vice President in 1982, and the following year a member of its Corporate Management Committee and Business Operations Committee. He became a member of the IBM Board in 1986, Executive Vice President in 1987, Vice Chairman and member of the Executive Committee in 1988 and President in 1989. He resumed the title of Vice Chairman in January 1993. He is a member of the National Academy of Engineering, a fellow of the Institute of Electrical and Electronics Engineers, a fellow of the American Academy of Arts and Sciences and a trustee of Santa Clara University from which he graduated with a BS in mechanical engineering and an MS in electrical engineering. He is a director of Aetna Life and Casualty Company, In Focus Systems and the Parsons Corporation. Mr. Kuehler holds an honorary doctorate of science from Clarkson University and an honorary doctorate of engineering science from Santa Clara University. Olin director since 1986.

  [PHOTO] WILLIAM L. READ, 69, retired in 1979 as the Commander of the Surface Forces, U.S. Atlantic Fleet, with the rank of Vice Admiral, after 35 years on active duty. From 1979 to 1983, he was Vice President of Lone Star Industries, Inc. He is currently an independent business consultant. Mr. Read is a graduate of the U.S. Naval Academy, the U.S. Naval War College and the Industrial College of the Armed Forces, and has an MS in Business Administration from George Washington University. He is a director of Memorial Health System Inc. Olin director since 1986.


                                           CLASS III
                           DIRECTORS WHOSE TERMS CONTINUE UNTIL 1997

  [PHOTO] WILLIAM W. HIGGINS, 60, is Vice Chairman, Treasurer and a director of the Greenwich Emergency Medical Service, Greenwich, CT. Mr. Higgins retired as a Senior Vice President of The Chase Manhattan Bank, N.A. and a senior credit executive of its Institutional Bank in December 1990. He joined the bank in 1959 after receiving a BA from Amherst College and an MBA from Harvard Business School. He was appointed Assistant Treasurer in 1962, Second Vice President in 1965 and Vice President in 1968. He was appointed a Senior Vice President and a Credit Policy Executive in 1983. From 1979 to 1983 he served as Deputy Sector Credit Executive of the Corporate Industries Sector. Prior to that, he was Group Credit Officer of the Corporate Banking Department and before that District Executive of the Petroleum Division of the same Department. He is past President of the Belle Haven Landowners Association in Greenwich, a former member of the Representative Town Meeting in Greenwich, and a former trustee of the Canterbury School in New Milford, Connecticut. Olin director since 1964.

  [PHOTO] SUZANNE D. JAFFE, 52, is a Managing Director of Hamilton & Company, an investment management consulting firm. From 1985 to 1993, Ms. Jaffe was a Managing Director of Angelo, Gordon & Co., LP. From 1983 to 1985, she was Deputy Comptroller of New York State. She served under President Reagan on the Board of Trustees of the Social Security and the Medicare Trust Funds and was also a member of the ERISA Advisory Council of the Department of Labor. Ms. Jaffe received her BA from the University of Pennsylvania. She is currently a trustee of Fordham University and a director of Research Corporation. She is also a director of the International Women's Forum, past president of its affiliate, the New York Women's Forum and a member of the Economic Club of New York and of the Foreign Policy Association. Olin director since 1994.

  [PHOTO] JOHN P. SCHAEFER, 61, is President of the Research Corporation, a foundation, and Chairman of Research Corporation Technologies. Previously, he was President of the University of Arizona (1971-1982) and Professor of Chemistry at the University where he had been a member of the faculty since 1960. Before his appointment as President of the University, he served as head of its Department of Chemistry and Dean of its College of Liberal Arts. Dr. Schaefer received his BS in chemistry from the Polytechnic Institute of Brooklyn in 1955 and his PhD from the University of Illinois in 1958. After postdoctoral studies at the California Institute of Technology, he taught chemistry at the University of California (Berkeley). Dr. Schaefer's research interests have been in the area of synthetic and structural chemistry. He served on the Board of Governors of the U.S.-Israeli Binational Science Foundation (1973-1978). He is a director of the Research Corporation and Research Corporation Technologies. Olin director since 1982.

            ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

ATTENDANCE

  During 1995, the Board held eight meetings. The average attendance by directors at meetings of the Board and committees of the Board on which they served was 97%. Each director attended at least 75% of such meetings.

COMMITTEES OF THE BOARD

  The standing committees of the Board are an Audit Committee, a Compensation and Nominating Committee, a Corporate Responsibility Committee and an Executive and Finance Committee.

  The Audit Committee advises the Board on internal and external audit matters affecting Olin, including recommendation of the appointment of independent auditors of Olin; reviews with such auditors the scope and results of their examination of the financial statements of Olin and any investigations and surveys by such auditors; reviews reports of Olin's Internal Audit Department; and reviews the presentation of Olin's financial results. The committee also advises the Board on compliance with Olin's Code of Business Conduct, on government and other compliance programs, on corporate and governmental security matters, and monitors major litigation with a particular interest in the event there are claims that Olin has acted unethically or unlawfully. The Audit Committee currently consists of Ms. Jaffe and Messrs. Alley, Higgins, Read, Schaefer and Shain. During 1995, four meetings of this committee were held.

  The Compensation and Nominating Committee sets policy, develops and monitors strategies for, and administers the programs which compensate the Chief Executive Officer ("CEO") and other senior executives. The committee approves the salary plans for the CEO and other senior executives including total direct compensation opportunity, and the mix of base salary, annual incentive standard and long term incentive guideline award. It approves the measures, goals, objectives, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans. The committee administers stock option plans, the Long Term Incentive Plan, issues an annual report on Executive Compensation that appears in the Proxy Statement, approves Executive and Change in Control Agreements and reviews plans for management development and succession. The committee approves the interest rate for deferred compensation arrangements and administers the Senior Executive Pension Plan. The committee also advises the Board on such matters as the composition and remuneration of the Board and committees thereof, including the nomination of directors, protection against liability and indemnification. The committee will consider candidates recommended by shareholders for election as directors at annual meetings. Recommendations must be in writing and submitted to the Secretary of Olin by December 1, accompanied by a biography and the written consent of the candidate. The Compensation and Nominating Committee currently consists of Messrs. Alley, Frederick, Kuehler, Lichtenberger and Ratcliffe. During 1995, six meetings of this committee were held.

  The By-laws require that advance notice of nominations for the election of directors to be made by a shareholder (as distinguished from a shareholder's recommendation to the Compensation and Nominating Committee) be given to the Secretary of Olin no later than 90 days before an annual meeting of shareholders or seven days following notice of special meetings of shareholders for the election of directors, together with the name and address of the shareholder and of the person to be nominated; a representation that the shareholder is entitled to vote at the meeting and intends to appear there in person or by proxy to make the nomination; a description of arrangements or understandings between the shareholder and others pursuant to which the nomination is to be made; such other information regarding the nominee as would be required in a proxy statement filed under the Securities and Exchange Commission ("SEC") proxy rules; and the consent of the nominee to serve as a director if elected.

  The Corporate Responsibility Committee reviews issues of corporate responsibility in areas that are legally mandated as well as in areas involving good corporate citizenship. The committee has oversight responsibility for the implementation of the Corporation's Responsible Care (R) Codes, for charitable contributions (including recommendations for contributions by the Olin Corporation Charitable Trust), for compliance with legal mandates in the environmental, health and safety areas, and for setting policy for action generally expected of a socially responsible corporation. The committee also reviews and evaluates the investment performance of the pension and CEOP funds; reviews and approves investment policies with respect to the pension and CEOP plans; approves the selection of CEOP investment options; approves the appointment of pension and CEOP trustees and investment managers and their respective agreements; reviews the funding policies of the pension plans, consults with, and obtains reports from, the pension and CEOP plans' trustees and other fiduciaries; elects members to the Benefit Plan Review Committee and to the committees that administer the pension plans and the CEOP; adopts those amendments that the Benefit Plan Review Committee (or other duly constituted Committee) has not been delegated the authority to approve and adopt by the Board, and takes such other actions with respect to pension and CEOP plans for which authority has not been reserved or delegated to such other administrative committee by the Board; approves and adopts new qualified and non-qualified plans; approves terminations of qualified and non-qualified plans; recommends to the Board changes in the administration of qualified and non-qualified plans; and reports and makes recommendations to the Board on any other matters pertaining to the pension, CEOP and other plans which the committee deems appropriate. The Corporate Responsibility Committee currently consists of Ms. Jaffe and Messrs. Lichtenberger, Read, Schaefer and Shain. During 1995, four meetings of this committee were held.

  The Executive and Finance Committee, during the intervals between Board meetings, may exercise all the power and authority of the Board (including all the power and authority of the Board in the management, control and direction of the financial affairs of Olin) except with respect to those matters reserved to the Board by Virginia law, in such manner as the committee deems best for the interests of Olin, in all cases in which specific directions have not been given by the Board. The Executive and Finance Committee currently consists of Messrs. Frederick, Griffin, Higgins, Johnstone, Kuehler and Ratcliffe. During 1995, six meetings of this committee were held.

COMPENSATION OF DIRECTORS

  At the 1994 Annual Meeting of Shareholders, the shareholders approved the 1994 Stock Plan for Non-Employee Directors (the "Directors Plan"). The Directors Plan became effective October 1, 1994. Generally speaking, the Directors Plan (i) provides for the granting annually, beginning in 1995, of 100 shares of Common Stock to each non-employee director and the deferral of the payment of such shares until after such director ceases to be a member of the Board, (ii) provides for the granting to such director annually an amount of shares of Common Stock equal in value to $25,000, (iii) permits such director to elect to receive his or her quarterly meeting fees in the form of shares of Common Stock in lieu of cash, and (iv) permits such director to elect to defer cash meeting fees and any shares to be delivered under the Directors Plan. Deferred cash is credited with interest quarterly and deferred shares are credited with dividend equivalents. During 1995, directors who were not employees of Olin were paid a fee of $1,000 for each meeting of the Board and for each meeting of a committee of the Board attended, together with expenses incurred in the performance of their duties as directors. Effective January 1, 1996, meeting fees were increased to $1,200 for each meeting of the Board and for each meeting of a committee of the Board attended. Effective May 1, 1995, committee chairs also received a $5,000 annual committee meeting fee. During 1995, the Board participated in two informal strategic planning meetings for which each outside director was paid $1,000 per meeting attended that was not held on a regularly scheduled Board meeting date.

DIRECTORS RETIREMENT PLAN

  Under the Retirement Plan for Non-employee Directors (the "Plan"), a director who has completed five years of service as a nonemployee director and attained age 65 may retire from the Board and receive a retirement benefit based on a percentage of the annual retainer in effect at the time of retirement (50% after five years of service, increasing 10% for each additional year of service to 100%). However, if a director is eligible for a pension benefit under another Olin pension plan, the maximum annual benefit under the Plan may not exceed 50% of the director's compensation used for calculating such other pension benefit less (a) the amount of retirement allowance from all other Olin pension plans and pension plans of previous employers and (b) 50% of the director's primary Social Security benefit. Unless such director has previously elected to have such benefit paid on an annual basis for his or her life, the actuarial present value of the annual benefit otherwise payable to the director under the Plan will be paid to him or her in a lump sum at retirement. If a director has elected to have the retirement benefit paid on an annual basis,
(a) the benefit will be so paid for his or her life, (b) the surviving spouse of such a director who dies while receiving payments from the Plan will receive a benefit for life equal to 50% of such payments, (c) the surviving spouse of such a director who dies while serving on the Board will receive a benefit equal to 50% of the benefit that would have been paid had the director retired from the Board on the date of death and (d) on the occurrence of a "Change in Control" of Olin, if such a director has met the service requirements for benefits under the Plan, the director will then receive a discounted lump sum payment equal to the actuarial present value of his or her benefit. If such payment upon a "Change in Control" becomes subject to an "excess parachute payment" tax, the payment will be increased so that the payee will receive a net payment equal to that which would have been received if such tax did not apply. Change in Control for purposes of this plan means any of the following:
(i) Olin ceases to be publicly owned; (ii) 20% or more of the voting stock of Olin is acquired by others (other than an Olin employee benefit plan); (iii) incumbent directors and their designated successors cease over a two-year period to constitute a majority of the Board; or (iv) the Board determines that a tender offer for Olin's shares indicates a serious intention by the offeror to acquire control of Olin.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table sets forth the number of shares of Common Stock and ESOP Preferred Stock beneficially owned by each director and nominee for director, by the individuals named in the summary compensation table on page 15, and by all directors and current executive officers of Olin as a group, as reported to Olin by such persons as of January 15, 1996. Unless otherwise indicated in the footnotes below, the officers, directors, nominees and individuals had sole voting and investment power over such shares. Also included in the table are shares of Common Stock which may be acquired within 60 days.

                                         NO. OF ESOP       NO. OF     PERCENT OF
                                       PREFERRED SHARES COMMON SHARES  CLASS OF
                                         BENEFICIALLY    BENEFICIALLY   COMMON
      NAME OF BENEFICIAL OWNER            OWNED(a,b)      OWNED(a,c)   STOCK(d)
      ------------------------         ---------------- ------------- ----------
William J. Alley.....................         --             1,045       --
Robert R. Frederick..................         --             2,757       --
Donald W. Griffin....................         709          149,636(e)    --
William W. Higgins...................         --           121,968(f)    --
Suzanne D. Jaffe.....................         --             1,321       --
John W. Johnstone, Jr................         707          264,235(e)    1.1
Jack D. Kuehler......................         --             1,837       --
H. William Lichtenberger.............         --             1,376       --
G. Jackson Ratcliffe, Jr. ...........         --             2,376       --
William L. Read......................         --             2,373       --
John P. Schaefer.....................         --             2,089       --
Irving Shain.........................         315           13,483       --
James G. Hascall.....................         712           37,881       --
Patrick J. Davey.....................         578           17,937       --
Leon B. Anziano......................         634           11,142       --
Directors and executive officers as a
 group, including those named above
 (29 persons)........................       9,209          749,447       3.0

--------
(a) Included in this table with respect to officers and Dr. Shain are shares credited under the CEOP. Also included in the case of the incumbent directors (other than Messrs. Griffin and Johnstone) are certain shares of Common Stock credited to such directors pursuant to the arrangements described above under "Compensation of Directors".
(b) Neither the named individuals nor the directors and current officers as a group beneficially own more than 1% of the outstanding shares of ESOP Preferred Stock.
(c) The amounts shown include shares that may be acquired within 60 days following January 15, 1996 through the exercise of stock options, as follows: Mr. Johnstone, 146,292; Mr. Griffin, 67,197; Mr. Hascall, 30,559; Mr. Davey, 14,291; Mr. Anziano, 6,898; and all directors and executive officers as a group, including the named individuals, 399,842.
(d) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of Common Stock.
(e) Includes 69,133 shares held by a charitable foundation in which Messrs. Griffin and Johnstone are individual trustees and share voting and investment power with Boatmen's Trust Company. Messrs. Griffin and Johnstone disclaim beneficial ownership of such shares.
(f) Includes 9,300 shares held in three trusts of which Mr. Higgins is a co-trustee, sharing voting and investment power; 42,110 shares held in two trusts of which his spouse is beneficiary and co-trustee; 33,487 shares held in five trusts of which Mr. Higgins is co-trustee and children are beneficiaries and 34,496 shares held by his spouse. Mr. Higgins disclaims beneficial ownership of all such shares.

  Section 16(a) of the Securities Exchange Act of 1934 requires Olin's officers and directors, and persons who own more than ten percent of a registered class of Olin's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Olin with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to Olin, or written representations that no Forms 5 were required, Olin believes that during the period

January 1, 1995 to December 31, 1995 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that one report for two transactions was filed late by Dr. Irving Shain, a director of Olin and one report for one transaction was filed late by Mr. Angelo A. Catani, an executive officer of Olin.

                             EXECUTIVE COMPENSATION

 REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation and Nominating Committee (the "Compensation Committee") of the Board is responsible for setting policy, and developing and monitoring strategies for administering the programs which compensate the Chief Executive Officer (the "CEO"), the other named executives and other senior executives.

  The Compensation Committee, composed of Messrs. Ratcliffe, Alley, Frederick, Kuehler and Lichtenberger, each of whom is a disinterested, outside director, normally meets four times each year. During 1995, the Compensation Committee met six times. These meetings are scheduled to coincide with the setting of performance goals and total compensation earnings opportunities and with the assessment of actual performance against preset goals for purposes of determining variable award amounts, if any, to be made to the CEO and other named executives. At least one meeting is traditionally dedicated to a wide ranging discussion of emerging issues and strategies or proposed changes to executive compensation and performance measurement programs. The outcomes of these discussions will be detailed later in this report.

  The purpose of the company's executive compensation policies and programs is to:

  . attract, motivate and retain the highest quality executives,

  . align executive interests with those of the company's shareholders, and

  . incentivize executives to achieve quantifiable financial and other strategic objectives in a manner consistent with the company's values.

  The Company's executive compensation policies and programs:

  . seek to create highly differentiated total compensation opportunities linking pay to performance such that if targets are met or exceeded, compensation will be earned at amounts at or above the median of a select sample of similar sized companies in businesses within which the Company competes. The competitiveness of each component of executive compensation is reviewed regularly using groups of companies in similar businesses for comparison, focusing predominately on companies of similar size and scope of operations.

  . assess performance, and pay variable components of an executive's total compensation opportunity, based upon results and the achievement of agreed-upon, preset goals, with consideration given to external markets and internal equity. These goals include financial measurements (both short-term business results and strategic plan accomplishments), strategic initiatives, quality, measures of customer satisfaction, and organizational effectiveness, with individual and work team performance being evaluated in light of the achievement of these portfolio of measures.

  . encourage executive stock ownership to promote a proprietary interest in the success of the Company and a strong linkage to shareholder interests.

  This committee, over the years, has been placing a growing emphasis on performance-based incentives over base salary, especially at the highest executive levels with an increasingly greater percentage of an executive's total compensation opportunity (base salary, annual bonus plus long-term incentive compensation) attributable to short and long term variable components rather than fixed base salary.

EXECUTIVE COMPENSATION PROGRAM AS ADMINISTERED IN 1995

  The Compensation Committee has established competitive total compensation opportunities (and each component thereof) for the CEO and other named executives that are targeted to the median of a group of 25 companies (the "comparator group") that are similar in size, scope of operations and represent businesses competing in the chemicals, metals and defense and aerospace industries. This comparator group better reflects Olin's current mix of businesses. Independent consultants provide the committee with an annual assessment of Olin's relative positions within this comparator group with respect to performance, total compensation and each component therein:

  .annual base salary

  .annual incentive bonus

  .long term incentive award

  Together, these three components comprised the total targeted compensation opportunity determined by the competitive comparison cited above. Once the total targeted compensation opportunity has been determined for the CEO and each other named executive officer, the Compensation Committee also, with the advice of outside consultants, determined the appropriate mix of these three components, again using the competitive analysis.

  For the CEO, the individual mix of the three components was designed such that the two at risk variable components (annual incentive bonus and long term incentive award) were approximately 60% of his total compensation opportunity.

ANNUAL BASE SALARY

  The competitive analysis of the CEO's base salary indicated the need for an adjustment to maintain the relative position within the comparator group. Effective July 1, 1995, the CEO received a 3.2% base salary adjustment (2.2% on an annualized basis) which was seventeen months since his last salary increase.

  The other named executives received base salary adjustments on this same date utilizing the same comparator group competitive analysis. These base salary adjustments also reflected the same seventeen-month timing from the last increases.

ANNUAL INCENTIVE BONUS

  During the same analysis cited above, the Compensation Committee adjusted the CEO's bonus target upward by 8.1%. This adjustment continues to reflect the shift in emphasis away from fixed, base salary compensation to variable, at risk pay.

  Annual performance objectives were set for the CEO by the Compensation Committee at the beginning of the year. In turn, the CEO established annual performance objectives for the President and Chief Operating Officer who established objectives for senior executives who reported to him. Accomplishments against these objectives were analyzed subsequently to determine payouts for any annual incentive bonus opportunity. Objectives contained both quantitative financial targets and qualitative strategic objectives. For the CEO, in 1995, financial targets were set for pretax profit and earnings per share (EPS) improvement over the prior year. These financial measures were selected as relevant measures of the Company's financial performance in the short term. These financial measures comprised 70% of the CEO's annual total incentive bonus opportunity and each financial target carried equal weight. For each of these measures, the Compensation Committee developed a performance payout matrix to eliminate any subjectivity with respect to them. Based on the matrix, the reported performance for these two measures indicated a 200% payout.

  The other 30% of the total opportunity was measured against the Compensation Committee's subjective assessments of strategic objectives. The strategic objectives for the CEO were grouped under operational strategy, financial strategy and organizational strategy. These strategic objectives included growth initiatives in several of our chemicals businesses, the implementation of the Economic Value Added (EVA(R)*) business management system, a review of and improvement to the Company's capital allocation process and implementation of the leadership succession plans. Each of these strategic objectives carried equal weight. The Compensation Committee assessment concluded that the CEO did an outstanding job in each of these important areas and awarded him a 200% payout for this component.

  The other named executives earned annual incentive bonus awards utilizing the same process and procedure. In the instance of a division President, division financial and strategic performance was weighted 75% and corporate financial performance 25%, with the use of a payout matrix again to determine the award for the quantitative financial components.

LONG TERM INCENTIVE AWARD

  As explained earlier, the Compensation Committee determined the long term incentive award opportunity for each named executive when it determined the total compensation opportunity and mix for each named executive. Stock options and performance share units were granted in amounts equal to this targeted long term dollar incentive award opportunity. In making this calculation, the aggregate present value of the stock options and performance share units was determined using a net present value valuation model suggested by independent consultants. In making these grants for 1995, previously granted long term incentive awards were not taken into account.

  The CEO received a long term incentive award grant in 1995 comprised of stock options granted under Olin's 1988 Stock Option Plan and performance share units granted under Olin's 1991 Long Term Incentive Plan. Options were granted at the fair market value of Common Stock on the date of the grant and have a ten-year term.

  Performance share units are shares of phantom stock, the earning of which is tied to meeting certain objective financial performance measures over the performance cycle. The performance cycle is five years. Payout of units can be accelerated and earned in year three or year four provided performance is above the payout threshold at that time. All units not earned by year five of the performance cycle are forfeited. Earned units are paid in Common Stock. Each grant of performance share units earns dividend equivalents over the performance cycle.

  There are two performance measures for these performance share units which are equally weighted:

  . an absolute average ROE goal over the five year performance cycle; and

  . a relative growth in Total Return to Shareholders (TRS) for the Company versus the TRS of the comparator group defined earlier and used in the competitive analyses.

1995 DEVELOPMENTS

  In early 1995, the company began work on a project to install an EVA business management system. The fundamental definition of the EVA measure is: an estimate of true economic profit after subtracting the cost of all capital employed. The EVA system has been adopted and successfully implemented by a wide range of public and private organizations around the world. Management

* EVA(R) is a registered trademark of Stern Stewart & Co.

believes implementing this system will lead to improvements in capital stewardship, productivity, profitability, product and service quality, employee morale, customer satisfaction and most importantly shareholder value.

  Commencing in 1996, the Compensation Committee has approved the modification of the Company's annual incentive bonus and long term incentive plans to incorporate the EVA concepts and performance measurement system. With respect to the long term incentive plan, a change to an all stock option design is entirely consistent with the EVA concept and our desire to closely link these plans to the shareholder as discussed earlier.

February 29, 1996                       G. JACKSON RATCLIFFE, JR., CHAIRMAN
                                        WILLIAM J. ALLEY
                                        ROBERT R. FREDERICK
                                        JACK D. KUEHLER
                                        H. WILLIAM LICHTENBERGER

  The following table shows for the Chief Executive Officer and the other four most highly compensated executive officers of Olin cash compensation for the fiscal years 1993-1995.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                  ANNUAL COMPENSATION              COMPENSATION
                         -------------------------------------- ------------------
                                                                  AWARDS   PAYOUTS
                                                                ---------- -------
   NAME AND PRINCIPAL                                           SECURITIES
     POSITION AS OF                              OTHER ANNUAL   UNDERLYING  LTIP      ALL OTHER
  DECEMBER 31, 1995(a)   YEAR  SALARY   BONUS   COMPENSATION(b)  OPTIONS   PAYOUTS COMPENSATION(c)
  --------------------   ---- -------- -------- --------------- ---------- ------- ---------------
John W. Johnstone, Jr... 1995 $640,000 $800,000     $92,577       19,941      $0       $29,853
 Chairman &              1994 $630,000 $650,000     $66,538       19,338     $ 0       $23,857
 Chief Executive Officer 1993 $600,000 $140,000     $51,195       20,340     $ 0       $25,378
Donald W. Griffin....... 1995 $412,500 $480,000     $50,957       11,784     $ 0       $20,981
 President &             1994 $395,008 $400,000     $35,783       10,637     $ 0       $20,535
 Chief Operating Officer 1993 $350,004 $ 70,000     $27,726        9,260     $ 0       $22,554
James G. Hascall........ 1995 $312,500 $260,000     $31,293        5,439     $ 0       $17,081
 Senior Vice President   1994 $297,500 $240,000     $22,839        5,027     $ 0       $18,069
                         1993 $270,000 $ 75,000     $19,099        5,560     $ 0       $17,194
Patrick J. Davey........ 1995 $260,000 $220,000     $16,036        4,532     $ 0       $10,401
 Vice President          1994 $247,091 $165,000     $10,853        3,288     $ 0       $ 9,256
                         1993 $215,004 $ 40,000     $ 8,725        3,050     $ 0       $ 8,757
Leon B. Anziano......... 1995 $240,000 $185,000     $14,154        3,626     $ 0       $14,012
 Vice President          1994 $228,754 $185,000     $ 9,724        2,708     $ 0       $11,807
                         1993 $215,004 $ 35,000     $ 7,372        3,050     $ 0       $12,697

--------
(a) Effective January 1, 1996, the Board elected Mr. Griffin President and Chief Executive Officer and Mr. Hascall Executive Vice President. Mr. Johnstone continues to serve as Chairman of the Board until April 25, 1996 whereupon Mr. Griffin will become Chairman.
(b) Includes dividend equivalents on outstanding performance share units paid at the same rate as dividends paid on Olin common stock. Also includes tax gross-ups paid for imputed income on use of company-provided automobiles.
(c) Amounts reported in this column for 1995 are comprised of the following items:

                                             CEOP      SUPPLEMENTAL  TERM LIFE
                                         COMPANY MATCH   CEOP(1)    INSURANCE(2)
                                         ------------- ------------ ------------
  J. W. Johnstone, Jr..................     $6,111       $19,110       $4,632
  D. W. Griffin........................      6,111        10,238        4,632
  J. G. Hascall........................      6,111         6,338        4,632
  P. J. Davey..........................      6,111         4,290            0
  L. B. Anziano........................      6,111         3,510        4,391

--------
(1) The Supplemental CEOP permits participants in the CEOP to make contributions, and Olin to match the same, in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations.
(2) Under Olin's key executive insurance program, additional life insurance is provided and monthly payments are made to the spouse and dependent children of deceased participants.

                              STOCK OPTION PLANS

  Under Olin's Stock Option Plans, options to purchase shares of Common Stock have been granted to key employees selected by the Compensation Committee. The option price may not be less than the fair market value of Common Stock on the date of grant and options are exercisable for a maximum of ten years from such date. Instead of requiring an optionee to pay cash, the Compensation Committee may permit the delivery of already-owned Common Stock, valued at the fair market value on the date of exercise, in payment for the exercise price of options. Except for antidilution adjustments, options do not expressly provide for repricing or adjustments to the exercise price.

  The following table sets forth as to the individuals named in the summary compensation table on page 15, information relating to options granted by Olin from January 1, 1995 through December 31, 1995.

               OPTION GRANTS OF COMMON STOCK IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                         ------------------------------------------------------------------------------
                         NUMBER OF                                        POTENTIAL REALIZABLE VALUE AT
                         SECURITIES                                       ASSUMED RATES OF STOCK PRICE
                         UNDERLYING    % OF TOTAL                            APPRECIATION FOR OPTION
                          OPTIONS   OPTIONS GRANTED                                  TERM(d)
                          GRANTED   TO ALL EMPLOYEES EXERCISE  EXPIRATION -----------------------------
NAME                       (a,b)     IN FISCAL YEAR  PRICE (c)    DATE    0%      5%           10%
----                     ---------- ---------------- --------- ---------- --- ----------- -------------
J. W. Johnstone, Jr.....   19,941         15.2%       $55.63    4/26/05   $ 0 $   697,626 $   1,767,967
D. W. Griffin...........   11,784          9.0%        55.63    4/26/05     0     412,257     1,044,768
J. G. Hascall...........    5,439          4.1%        55.63    4/26/05     0     190,281       482,221
P. J. Davey.............    4,532          3.5%        55.63    4/26/05     0     158,550       401,807
L. B. Anziano...........    3,626          2.8%        55.63    4/26/05     0     126,854       321,481
All Stockholders........      N/A          N/A           N/A        N/A     0 851,015,735 2,156,696,863
All Optionees...........  131,254        100.0%        55.63    4/26/05     0   4,591,856    11,636,965

--------
(a) Options were awarded on April 27, 1995 and are exercisable on April 27, 1996.
(b) Under the 1988 Stock Option Plan ("1988 Plan"), the Compensation Committee, in its discretion, may grant stock appreciation rights ("SAR's") to optionees. To date, no such SAR's have been granted. Each such right will relate to and have the same terms and conditions, including restrictions, as a specific option granted under the 1988 Plan, together with such additional terms and conditions as the Compensation Committee may prescribe.
(c) The exercise price of the options reflects the fair market value of Common Stock on the date of grant.
(d) No gain to the optionees is possible without appreciation in the stock price which will benefit all shareholders commensurately. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumption rates set by the SEC and therefore are not intended to forecast possible future appreciation of Olin's stock price or to establish any present value of the options.

  The following table sets forth as to the individuals named in the summary compensation table on page 15, information regarding options exercised during 1995 and the value of in-the-money outstanding options at the end of 1995.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                      NUMBER OF                 AGGREGATE
                                                SECURITIES UNDERLYING     VALUE OF UNEXERCISED,
                                                 UNEXERCISED OPTIONS          IN-THE-MONEY
                           SHARES                    AT 12/31/95         OPTIONS AT 12/31/95(a)
                          ACQUIRED    VALUE   ------------------------- -------------------------
NAME                     ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
J. W. Johnstone, Jr.....   13,989    $320,508   146,292      19,941     $3,435,233    $371,301
D. W. Griffin...........    4,000      80,000    67,197      11,784      1,559,179     219,418
J. G. Hascall...........    4,828      93,195    30,559       5,439        743,147     101,274
P. J. Davey.............    3,825      70,535    14,291       4,532        342,828      84,386
L. B. Anziano...........    7,360     116,847     6,898       3,626        149,842      67,516

--------
(a) Value was computed as the difference between the exercise price and the $74.25 per share closing price of Olin Common Stock on December 29, 1995, as reported on the consolidated transaction reporting system of the New York Stock Exchange.

            LONG TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR(a)

                                                     ESTIMATED FUTURE PAYOUTS
                        NUMBER OF    PERFORMANCE    UNDER NON-STOCK PRICE BASED
                       PERFORMANCE OR OTHER PERIOD            PLAN(b)
                       SHARE UNITS UNTIL MATURATION ---------------------------
NAME                       (#)        OR PAYOUT     THRESHOLD  TARGET  MAXIMUM
----                   ----------- ---------------- --------- -------- --------
J. W. Johnstone, Jr...   10,746         5 yrs.       $79,789  $438,840 $797,891
D. W. Griffin.........    6,350         5 yrs.        47,149   259,318  471,488
J. G. Hascall.........    2,931         5 yrs.        21,763   119,695  217,627
P. J. Davey...........    2,442         5 yrs.        18,132    99,725  181,319
L. B. Anziano.........    1,954         5 yrs.        14,508    79,796  145,085

--------
(a) Each performance share unit consists of a phantom share of Common Stock. Performance share units have a five-year performance cycle. The Compensation Committee has established a payment schedule which sets forth the portion of each performance unit to be paid at the end of the performance cycle if Olin achieves a certain return on shareholders equity and a certain measure of total return to shareholders compared to a special twenty-four company peer group. Payout may occur early at the end of the third or fourth year of the performance cycle in the event the five-year performance targets are achieved by those dates. At the end of the five-year performance cycle, or earlier if the performance targets are achieved sooner in year three or four, each participant will receive the portion of each performance share unit earned in accordance with the payment schedule. The portion of the performance share unit not earned by the end of the five-year performance cycle will be forfeited.
(b) The payment schedule provides for payouts ranging from 10% to 100% of the performance units. If the minimum threshold is not reached, no payouts will occur during the performance cycle. The threshold amount shown in the table assumes the minimum is achieved. The target amount shown in the table represents a 55% payout at the end of the performance cycle, which is the midpoint of the 10% to 100% range of payouts in the payment schedule. The maximum amount shown in the table reflects a 100% payout. The value of performance share units on payout is dependent upon the fair market value of Common Stock at the time of payout. For purposes of calculating the dollar value of the share units in the table, the $74.25 per share closing price of Common Stock on December 29, 1995 as reported on the consolidated transaction reporting system of the New York Stock Exchange was utilized.

                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       AMONG OLIN CORPORATION, S&P 400 INDEX AND S&P CHEMICALS INDEX(a)

Measurement period      Olin            S&P 400         S&P Chemicals
(Fiscal year Covered)   Corporation     Index           Index
---------------------   -----------     ---------       -------------
Measurement PT -
 12/31/90               $ 100           $ 100           $ 100

FYE  12/31/91           $ 112           $ 131           $ 130
FYE  12/31/92           $ 133           $ 138           $ 142
FYE  12/31/93           $ 151           $ 151           $ 159
FYE  12/31/94           $ 165           $ 156           $ 184
FYE  12/31/95           $ 248           $ 211           $ 240

----------
(a) $100 invested on December 31, 1990 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.



EXECUTIVE AGREEMENTS

  Each of the executive officers named in the table on page 15, and twelve other employees have agreements with Olin which provide, among other things, that in the event of a covered termination of employment (which could include, among other things, termination of employment other than for cause and termination at the election of the individual to leave Olin under certain circumstances), the individual will receive a lump sum severance payment from Olin equal to 12 months' salary plus the greater of (a) the average incentive compensation award from Olin during the three years preceding the termination or (b) the then standard annual incentive compensation award, less any amounts payable under existing severance or disability plans of Olin. In the event that a "Change in Control" of Olin occurs, and there is a covered termination, the individual will receive twice the severance payment or in the case of the Chairman of the Board and Chief Executive Officer three times. Pension credit and insurance coverage would be afforded for the period reflected in the severance payment. The agreements also provide for certain outplacement services. The agreements will expire on September 30, 1999, unless prior to that date there is a "Change in Control" of Olin, in which event they will expire on the later of September 30, 1999 or three years following the date of the "Change in Control". A "Change in Control" would occur if Olin ceases to be publicly owned; 20% or more of its voting stock is acquired by others (other than an Olin employee benefit plan); the incumbent Directors and their designated successors cease over a two-year period to constitute a majority of the Board; or all or substantially all of Olin's business is disposed of in a transaction in which Olin is not the surviving corporation or Olin combines with another company and is the surviving corporation (unless Olin shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company). Each agreement provides that the individual agrees to remain in Olin's employ for six months after a "Potential Change in Control" of Olin has occurred. The agreements provide that payments made thereunder or under any change in control provision of an Olin compensation or benefit plan which are subject to "excess parachute payment" tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. Certain of Olin's benefit and compensation plans also contain "change-in-control" provisions.

RETIREMENT BENEFITS

  The Olin Corporation Employees' Pension Plan, together with two supplementary plans (collectively, the "Pension Plan"), provide for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after attainment of age 55 with at least 10 years of service at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62). Directors who are not also employees of Olin are not eligible to participate in the Pension Plan. The Olin Corporation Employees' Pension Plan is a tax-qualified plan, and benefits are payable only with respect to current compensation. Under one of the supplementary plans mentioned above, Olin pays a supplemental pension, based on the formula described in the next succeeding paragraph, on deferred compensation (including deferred incentive compensation). Under the other supplementary plan, Olin will pay employees affected by the limitations imposed by the Internal Revenue Code on qualified plans a supplemental pension in an annual amount equal to the reduction in pensions resulting from such limitations.

  "Compensation" for purposes of the Pension Plan represents average cash compensation per year (salary and bonus shown in the summary compensation table on page 15) received for the highest three years during the ten years up to and including the year in which an employee retires. The normal retirement allowance is 1.5% of "Compensation" as so defined multiplied by the number of years of benefit service, less an amount of the employee's primary Social Security benefit not to exceed 50% of such Social Security benefit.

  Under the Senior Executive Pension Plan (the "Senior Plan"), Olin will pay retirement benefits to certain senior executives upon their retirement after age 55, which benefits are reduced if retirement is prior to age 62. Under the Senior Plan, the maximum benefit will be 50% of "Compensation" (as defined above), less payments from the Pension Plan, any other Olin pension, pension benefits from other employers, and Social Security benefits, as set forth above. Subject to the above limitations, benefits under the Senior Plan will accrue at the rate of 3% for each year of service in a senior executive position and in all cases are reduced by payments under the Pension Plan which accrued during the period the employee was in the Senior Plan and 50% of the employee's primary social security benefit. The Senior Plan will also provide benefits to the executive's surviving spouse equal to 50% of the executive's benefits. Payment of benefits under the Senior Plan is not automatic, notwithstanding satisfaction of its service requirements, but is subject to plan provisions regarding suspension of benefit accruals and cessation of benefits. The Senior Pension Plan and the other two supplementary plans provide that unless the participant elects installment payments, the participant will receive benefits under these plans in a lump sum upon retirement if the lump sum would exceed $100,000. The Compensation Committee may remove a participant from the Senior Plan for cause as defined in such plan, and no payments will be made if the participant voluntarily terminates employment without the committee's consent.

  The Olin Corporation Employees' Pension Plan provides that if, within three years following a "Change in Control" of Olin, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and such termination, merger or other event thereafter takes place, plan benefits would automatically be increased for affected participants (and retired participants) to absorb any plan surplus.

  Each of the Senior Plan and the two supplementary plans mentioned above provides that in the event of a "Change in Control", Olin will pay each participant a lump sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by Olin to make payments under such plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under the plan, based on benefits accrued thereunder to the date of the "Change in Control". The agreements described under "Executive Agreements" above provide that an executive officer who is less than age 55 at the time of a "Change in Control" will, for purposes of calculating the above lump sum payment under the Senior Plan, be treated as if he had retired at age 55, with the lump sum payment being calculated on the basis of service to the date of a "Change in Control".

  The following table shows the maximum combined amounts payable annually on normal retirement under the Pension Plan and Senior Plan. Such amounts will be reduced by Social Security benefits and the other offsets described above.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
REMUNERATION                        15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
------------                        -------- -------- -------- -------- --------
$  200,000......................... $ 90,000 $100,000 $100,000 $100,000 $105,000
   300,000.........................  135,000  150,000  150,000  150,000  157,500
   400,000.........................  180,000  200,000  200,000  200,000  210,000
   500,000.........................  225,000  250,000  250,000  250,000  262,500
   600,000.........................  270,000  300,000  300,000  300,000  315,000
   700,000.........................  315,000  350,000  350,000  350,000  367,500
   800,000.........................  360,000  400,000  400,000  400,000  420,000
   900,000.........................  405,000  450,000  450,000  450,000  472,500
 1,000,000.........................  450,000  500,000  500,000  500,000  525,000
 1,100,000.........................  495,000  550,000  550,000  550,000  577,500
 1,200,000.........................  540,000  600,000  600,000  600,000  630,000
 1,300,000.........................  585,000  650,000  650,000  650,000  682,500
 1,400,000.........................  630,000  700,000  700,000  700,000  735,000
 1,500,000.........................  675,000  750,000  750,000  750,000  787,500

  Credited years of service for the named executive officers as of December 31, 1995 are as follows: Mr. Johnstone, 16.6 years of total benefit service under the Pension Plan (16.6 years under the Senior Plan); Mr. Griffin, 34.6 years (14.8 years under the Senior Plan); Mr. Hascall, 35.4 years (15.9 years under the Senior Plan); Mr. Davey, 23.4 years (12.5 years under the Senior Plan); and Mr. Anziano, 22.1 years (8.0 years under the Senior Plan).

DEFERRALS

  Under Olin's compensation plans and arrangements, all participants therein, including directors, may defer payment of salaries, director compensation and incentive compensation to cash and phantom stock accounts. Individuals with such deferred accounts (including deferred directors' compensation) currently may borrow from Olin at market interest rates up to 50% of the value of their deferred phantom stock accounts and up to 100% of their deferred cash accounts. The term of the loan is selected by the individual but all loans mature at termination of employment or service as a director.

                         ITEM 2--1996 STOCK OPTION PLAN

  There also will be presented to the meeting a proposal to approve the 1996 Stock Option Plan for Key Employees of Olin Corporation and Subsidiaries (the "1996 Plan"). Olin believes that long term compensation in the form of stock options provides the strongest link possible to shareholder value. This linkage is the primary reason behind the decision by management and the Compensation Committee to provide all long-term compensation in the form of stock options beginning in 1996. As a result of this change, Olin believes the remaining shares available for stock option grants under existing stock-based plans are insufficient for the Company's current long-term incentive program. The Board of Directors believes that prior stock option plans have assisted Olin in attracting and retaining key employees by providing an incentive to enlarge their proprietary interest in Olin, as well as providing long-term incentive opportunities competitive with those offered by other large corporations. These plans have also become an important vehicle for key employees to achieve their management stock ownership guidelines established in 1994. In the belief that the 1996 Plan will continue to serve these purposes, the Board recommends the approval by the shareholders of such Plan. Approval of the 1996 Plan requires the affirmative vote of the holders of a majority of shares present and entitled to vote on the matter. Abstentions will be counted as shares present and will have the same effect as a "no" vote. Broker Shares that are not voted on this matter at the meeting will not be included in determining the number of shares present and entitled to vote for purposes of determining whether the proposal is approved.

THE 1996 PLAN

  A copy of the 1996 Plan is included in this Proxy Statement as Exhibit A, to which reference is made for a full statement of its terms and provisions. A summary of the principal features of the 1996 Plan follows:

  Administration. The terms of options and the optionees will be determined, subject to 1996 Plan provisions, by a committee (the "Committee", currently the Compensation Committee) of at least three Olin directors who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986 and who are "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act, as amended (the "Act").

  Participation. Options may be granted under the 1996 Plan only to full-time employees, including officers, of Olin or any of its present or future subsidiaries. Directors who are not also such employees are not eligible to receive options under the 1996 Plan. Options under the 1996 Plan are granted in the Committee's discretion to any present or future officer or key employee, including officers and employees who, prior to any such grant, have received options under a prior stock option plan or under the 1996 Plan.

  Shares Reserved under the 1996 Plan. One million five hundred thousand (1,500,000) shares of Olin Common Stock (subject to proportionate adjustment in the event of stock dividends, split-ups and the like) will be reserved for issue on the exercise of options granted under the 1996 Plan. No person may be granted options under the 1996 Plan for more than 300,000 shares (subject to proportionate adjustment as aforesaid) during the term of the 1996 Plan. Any shares as to which options are granted but not exercised for any reason (including surrender or cancellation other than pursuant to the stock appreciation provisions described below) will again be available for future options under the 1996 Plan.

  Options. Options granted under the 1996 Plan will be exercisable over a period not exceeding ten years from their respective dates of grant. The purchase price of the Common Stock covered by each option will be determined by the Committee but shall not be less than the fair market value of the Common Stock at the date of grant. The Committee administering the 1996 Plan will have authority in its discretion to prescribe in any option agreement that the option will be exercisable in full at any time or from time to time during the term of the option or to provide for the exercise thereof in such installments at such times as it determines. Options granted will have a term not exceeding ten years from the date of grant.

  The Committee may permit the delivery of already-owned Olin Common Stock valued at fair market value at date of exercise in payment for the exercise price of options, in lieu of or in combination with cash, and may authorize optionees to request that Olin apply and reapply automatically in sequence shares received on a portion of an option to satisfy the exercise price for additional portions of the option.

  If an option agreement so provides, initially or by amendment, the Committee may require an optionee to surrender the option for cancellation as to all or any portion of the number of shares covered by the intended exercise and to accept in cash, in shares or both, the equivalent of the appreciated value of the shares covered by the surrendered option. The appreciated value would be the difference between the option price and the fair market value of the shares covered thereby. The Committee will have five business days after receiving notice of an intended exercise to make its election, and the option would be surrendered as to the number of shares for which the appreciated value is paid. That number of shares would not be available again for future options.

  Termination of Employment. Upon termination of an optionee's employment with Olin or a subsidiary, either for cause or without Olin's written consent, all options held by the optionee under the 1996 Plan, to the extent not theretofore exercised, will immediately terminate. Retirement under an Olin retirement plan or a retirement plan of a subsidiary will be considered a termination of employment with Olin's consent.

  If the employment of an optionee is terminated as a result of disability, the optionee may exercise the option within one year of such termination to the extent the option was exercisable at the time of termination. If the employment of an optionee is terminated with Olin's written consent, the optionee may exercise his or her option at any time within three months after such termination, to the extent of the number of shares purchasable by the optionee on the date of termination of employment. If an optionee should die after termination of employment and within the foregoing period, his or her personal representatives or legatees or permitted transferee may exercise the option within one year after the optionee's death, to the extent the option was exercisable by the optionee at the time of death. If an optionee should die while employed by Olin, the option may be exercised by his or her personal representatives, legatees or permitted transferee at any time within one year after the optionee's death, to the extent of the remaining shares covered by the option, whether or not such shares had become purchasable by the optionee at the date of his or her death. Each of the foregoing periods may be extended by the Committee. No option will be exercisable after the expiration date thereof. Options will not be transferable otherwise than by will or the laws of descent and distribution except an option may be transferred by gift to any member of the optionee's immediate family or to a trust for the benefit of one or more of such immediate family members if simultaneously with or prior to its granting the Committee shall have adopted a resolution indicating that such option shall be transferable.

  The 1996 Plan also provides that if an optionee's employment is terminated, other than by reason of death, an option may be canceled prior to exercise if the optionee engages in business in competition with Olin or a subsidiary or in conflict with their interests, or breaches the optionee's agreement with Olin or a subsidiary regarding confidentiality or inventions. In addition, Olin may recover from an optionee, who prior to or within six months after an exercise engages in any of the actions for which an option may be canceled, the difference between the fair market value on date of exercise of the shares exercised and the option price. Such recovery may be obtained following notice given by Olin within two years after the exercise date.

  Stock Appreciation Rights. The Committee may in its discretion grant stock appreciation rights which will entitle the holder upon surrender of an exercisable related option or exercisable portion of a related option to receive payment from Olin equal to the appreciated value of the shares covered by the option or portion surrendered, i.e., the difference between the option price of the shares involved and the fair market value of such shares on the date notice of exercise is received by Olin. Each stock appreciation right will relate to and have the same terms and conditions, including restrictions, as a specific option granted under the 1996 Plan, together with such additional terms and conditions as the Committee may prescribe. A stock appreciation right and its related option may not be exercised for six months after grant by an optionee subject to Section 16(b) of the Act except in the event of death or disability.

  Change of Control. In the event that (i) Olin ceases to be a publicly owned company, (ii) more than 20% of its outstanding shares are acquired by a group or person (other than by Olin, a subsidiary or an Olin employee benefit plan),
(iii) the incumbent directors and their successors cease over a two-year period to constitute a majority of the Board (unless the change in the Board occurs after an event referred to in (i) or (ii) above which was approved by the Board), or (iv) the Board determines that a serious tender offer has been made to acquire control of Olin, each option then outstanding will be fully exercisable, whether or not previously vested, and unless a stock appreciation right was already granted with respect to such option, the optionee will be deemed to hold a stock appreciation right related to such option.

  Adjustments. Provision is made for adjustment of the number and class of shares subject to outstanding options and of the option prices in the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, spin-offs, recapitalizations and the like. In the event of any such change, the total number and class of shares available under the 1996 Plan and the maximum number of shares as to which options may be granted to any employee will be appropriately adjusted by the Committee. In the event of a spin-off or other distribution to shareholders of shares representing a part of Olin's business or assets, the Committee may, with the optionee's consent, modify outstanding options so that they relate to shares of Common Stock of Olin and shares of capital stock of the corporation owning the business or assets so spun off.

  Tax Aspects. At the discretion of the Committee, options granted under the 1996 Plan may be qualified as "Incentive Stock Options" ("ISOs") as defined in the Internal Revenue Code of 1986, as amended (the "Code"), or may be nonqualified. ISOs offer the grantee tax deferral and capital gains treatment. (It should be noted that under current federal income tax law the tax rates for short-term capital gain and ordinary income are the same. Long-term capital gains are subject to a maximum tax rate of 28%.) With respect to ISOs, the option is not taxable at the date of grant or upon exercise if certain holding requirements are met. Provided the holding period requirements are met, the difference between the exercise price and the net proceeds upon sale of the stock will be long-term capital gain or loss. If the holding period requirements are not met, the optionee will recognize ordinary income at the time of sale equal to (i) the lower of the net proceeds at the time of sale or the fair market value of the stock at the time of exercise less (ii) the exercise price. Any gain in excess of the amount calculated in the manner described in the preceding sentence will be long- or short-term capital gain, depending on the length of time the stock was held. Olin will not receive any deduction for federal income tax purposes with respect to ISOs except when, and to the extent, an optionee recognizes ordinary income; provided, however, that such deduction may be limited as described below.

  Optionees receiving nonqualified options are not subject to tax upon the grant of the option. The optionee will recognize ordinary income at the date of exercise in an amount equal to the excess of the fair market value of the stock acquired at the time of exercise over the exercise price. When the shares acquired by exercise of a nonqualified option are sold, the difference between the price received for the shares and the fair market value of such shares at the date of exercise will be treated as long- or short-term capital gain or loss, depending on the holding period of the stock. Subject to the limitation described below, Olin will be allowed a deduction for federal income tax purposes when, and to the extent, an optionee recognizes ordinary income.

  The amount of any cash (or the fair market value of any Common Stock) received by the holder upon the exercise of an option or SAR under the 1996 Plan will be subject to ordinary income tax in the year of receipt and, subject to the limitation described below, Olin will be entitled to a deduction for such amount.

  In lieu of requiring an optionee to pay in cash such federal, state or local withholding taxes as may be applicable to the exercise of an option, the Committee may permit such taxes to be paid by the optionee in shares of Common Stock of Olin or a combination of cash and shares of such Common Stock.

  Special rules may apply to officers and directors subject to liability under
Section 16(b) of the Act that may prevent the recognition of income by such individuals and the corresponding deduction by Olin before the date six months following the grant of an option (unless the employee receives the shares before that date and elects to be taxed upon such receipt). Pursuant to Section 162(m) of the Code, Olin's tax deduction for all compensation paid to each of certain specified officers in any one year after 1993 is limited to $1,000,000. Olin's deduction arising from an officer's exercise of a nonqualified option or SAR (or the sale of the underlying stock acquired through the exercise of an ISO before the required holding periods are met) will be exempt from this limitation if certain outside director and shareholder approval requirements are met. It is anticipated that such requirements will be met for options and SARs granted under the 1996 Plan.

  Amendment or Termination of the 1996 Plan. Subject to shareholder approval thereof, the 1996 Plan became effective on January 25, 1996, and the period during which options may be granted thereunder will expire January 25, 2006. If the 1996 Plan is not approved by the shareholders, the 1996 Plan will terminate and any outstanding options under the 1996 Plan will terminate. The Board of Directors may also terminate the 1996 Plan or make such modifications thereto as it deems advisable. However, the Board may not, without further shareholder approval, (a) increase the maximum number of shares for which options may be granted under the 1996 Plan, except for adjustments permitted in the event of changes in capitalization and the like, (b) change the manner of determining the fair market value of Olin Common Stock for purposes of determining option price, other than to conform to any then applicable provisions of the Code, or
(c) increase the period during which options may be granted. Termination or modification of the 1996 Plan will not, without an employee's consent, adversely affect the rights of such employee under an option theretofore granted to him or her (except for termination resulting from the failure to obtain the necessary shareholder approval at the 1996 Annual Meeting of Shareholders).

  New Plan Benefits. The employees and groups of employees listed in the following table were granted stock options on January 25, 1996 under the 1996 Plan in such number as appear opposite their names.

                                                           NUMBER OF SHARES
                                                      UNDERLYING OPTIONS GRANTED
NAME AND TITLE AS OF JAN. 1, 1996                        UNDER THE 1996 PLAN
---------------------------------                     --------------------------
J. W. Johnstone, Jr..................................                0
 Chairman of the Board
D. W. Griffin........................................                0(a)
 President & Chief Executive Officer
M. E. Campbell.......................................           30,000
 Executive Vice President
J. G. Hascall........................................           30,000
 Executive Vice President
A. W. Ruggiero.......................................           30,000
 Senior Vice President & Chief Financial Officer
P. J. Davey..........................................           15,000
 Vice President
L. B. Anziano........................................           15,000
 Vice President
All current Executive Officers as a Group............          261,000
 (including those named above)
All current Directors, not Executive Officers,.......                0
 as a Group (Not Eligible)
All Employees, not Executive Officers,...............          292,435
 as a Group

--------
(a) Mr. Griffin was granted under the 1988 Stock Option Plan options for 60,000 shares of Olin Common Stock on January 25, 1996. The exercise price of these options was $80.00 per share and these options vest in one-third installments over three years.

  The exercise price for these options is $80.00 per share, which was the fair market value of Olin Common Stock on the date of grant. These options will terminate if the 1996 Plan is not approved by shareholders. These options become exercisable in one-third installments over a three-year period beginning January 25, 1997 and have a ten-year term from the date of grant. Individuals were granted either ISOs or a combination of ISOs and nonqualified options.

  In addition it is expected that these employees will receive additional grants of options under the 1996 Plan in the future at times and in amounts determined from time to time by the Committee subject to the 1996 Plan provisions.

  No options were granted under the 1996 Plan to any associate of the directors or of any executive officer. No person other than Messrs. Campbell, Hascall and Ruggiero received more than five percent of the options granted under the 1996 Plan.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR
                          THE 1996 STOCK OPTION PLAN.

                  ITEM 3--APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditors of Olin for the year 1996. The appointment of this firm was recommended to the Board by its Audit Committee.

The submission of this matter to shareholders at the Annual Meeting is not required by law or by the By-laws. The Board of Directors of Olin is, nevertheless, submitting it to the shareholders to ascertain their views. If this appointment is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its appointment of KPMG Peat Marwick LLP as independent auditors.

  A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

  The ratification of the appointment of independent auditors for 1996 requires that the votes cast in favor of the ratification exceed the votes cast opposing such ratification. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT
       OF KPMG PEAT MARWICK LLP AS OLIN'S INDEPENDENT AUDITORS FOR 1996.

                          ITEM 4--SHAREHOLDER PROPOSAL

  Olin has been advised that a shareholder proposal will be introduced at the Annual Meeting by Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, who states that he holds 400 shares of Olin Common Stock. The approval of this shareholder proposal requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast. His proposal and statement of support follows:

  "RESOLVED, that the shareholders assembled in person and by proxy, recommend
(i) that all future non-employee directors not be granted pension benefits and
(ii) current non-employee directors voluntarily relinquish their pension benefits."

                              SUPPORTING STATEMENT

  Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

  Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

  But more importantly, outside directors, although retained by corporate management, namely the CEO, are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. I am a founding member of the Investors Rights Association of America and I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

  A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record than their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.
                 ----------------------------------------------



                      STATEMENT OF THE BOARD OF DIRECTORS
                   IN OPPOSITION TO THIS SHAREHOLDER PROPOSAL

  The best interests of the Company and its shareholders are served by having high caliber, talented and experienced individuals serving as outside directors. In order to attract and retain these highly sought-after individuals, it is necessary to provide compensation that is fair, reasonable, competitive and commensurate with their responsibilities and time commitments. The issue is not a question of a director's wealth or his or her other sources of income. Olin Corporation's Retirement Plan for Non-employee Directors (the "Plan") is part of a total competitive compensation package that is a balance of equity, cash and benefits. The components of this package are reviewed annually by an outside compensation consultant and the benefit has nothing to do with "management grants" or "cronyism". It is the Company's practice to increase director compensation only upon the recommendation of the outside consultant. Pensions do not undermine a director's independence any more than any other form of director compensation does.

  The Plan covers any director who has completed five years of service as a nonemployee director. This right to benefits must be earned by providing at least five years of service and thus encourages greater continuity and stability for the Board. At present, a qualified director will receive an annual retirement benefit of $25,000 after completing ten years of service. The amount of money that would be saved by eliminating the Plan is minor compared to the cost to the Company of being unable to attract and retain the best directors. The Plan provides an incentive to join the Board, remain long enough to gain experience and knowledge of the Company's businesses and to remain available to provide advice after retirement. Elimination of this Plan would make the Company uncompetitive with other corporations with whom we compete for director talent. A 1995 survey indicated that 66% of manufacturing companies with sales of $3-$9.9 billion had director retirement plans. Alternatively, if the Plan were eliminated, in order to maintain a total competitive compensation package, the Company would have to increase other compensation paid to the directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

                                 MISCELLANEOUS

  Olin will pay the entire expense of this solicitation of proxies.

  Georgeson & Company Inc., New York, New York, will solicit proxies by personal interview, mail, telephone and telegraph, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. Olin will pay Georgeson & Company Inc. a fee of $10,500 covering its services and will reimburse Georgeson & Company Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Olin.

SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented to Olin's 1997 Annual Meeting of Shareholders must be received at Olin's principal executive offices by November 12, 1996 for inclusion in Olin's proxy statement and form of proxy for that meeting. All such proposals must be in writing and addressed to the Corporate Secretary, Olin Corporation, 501 Merritt 7, PO Box 4500, Norwalk,
CT 06856-4500.

                                          By order of the Board of Directors:

                                          /s/ Johnnie M. Jackson, Jr.

                                          JOHNNIE M. JACKSON, JR.
                                               Secretary

Dated: March 12, 1996

                                                                       EXHIBIT A

                             1996 STOCK OPTION PLAN
                              FOR KEY EMPLOYEES OF
                       OLIN CORPORATION AND SUBSIDIARIES

  1. PURPOSE OF THE PLAN. The general purpose of the 1996 Stock Option Plan for Key Employees of Olin Corporation and Subsidiaries (the "Plan") is to aid in attracting, maintaining and developing a management capable of assuring the future success of Olin Corporation ("Olin") by providing to key employees of Olin and its subsidiaries additional incentive to enlarge their proprietary interest in Olin, to continue and increase their efforts on Olin's behalf and to remain in the employ of Olin or its subsidiaries.

  2. SHARES SUBJECT TO THE PLAN. Options may be granted from time to time under the Plan in respect of an aggregate not exceeding 1,500,000 shares of Common Stock of Olin (subject to the provisions of paragraph 15 hereof). Notwithstanding any other provision of the Plan, no person shall be granted options for more than 300,000 shares (subject to adjustment as provided in paragraph 15) during the term of the Plan. If any option granted under the Plan shall expire or terminate for any reason other than its surrender pursuant to paragraph 7 (including, without limitation, by reason of its surrender or cancellation, in whole or in part, or the substitution therefor of a new option) without having been exercised in full, the unpurchased shares subject thereto shall (unless the Plan shall have been terminated) again be available for other options to be granted under the Plan.

  3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a Committee (the "Committee") appointed by the Board of Directors of Olin and consisting of not less than three of those Board members, each of whom shall qualify as (a) an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and (b) a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Act").

  The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan, to determine the purchase price of the Common Stock covered by each option, the employees to whom, and the time or times at which, options shall be granted and the number of shares to be covered by each option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to it; to determine the terms and provisions (and amendments thereof) of the respective option agreements (which need not be identical), including, if the Committee shall determine that a particular option is to conform to the requirements of any provision of the Internal Revenue Code as amended from time to time, such terms and provisions (and amendments) as shall be requisite in the judgment of the Committee to provide therefor or to conform to any change in any law or regulation applicable thereto; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee's determination on the foregoing matters shall be conclusive.

  The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. A decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable. The Committee may designate the Secretary of Olin or other employees of Olin to assist the Committee in the administration of the Plan and may grant authority to such persons to execute option agreements or other documents on behalf of the Committee.

  4. ELIGIBILITY; FACTORS TO BE CONSIDERED IN GRANTING OPTIONS. Options may be granted only to full-time employees (including officers) of Olin and of its present and future subsidiary corporations ("subsidiaries"). A Director of Olin or of a subsidiary who is not also such an employee will not be eligible to receive an option. In determining the employees to whom options shall be granted and the number of shares to be covered by each option, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of Olin, and such other factors as the Committee in its discretion shall deem relevant. An employee who has been granted an option under the Plan or under any prior stock option plan of Olin may be granted an additional option or options if the Committee shall so determine. Nothing contained in the Plan shall be construed to limit the right of Olin to grant or assume options otherwise than under the Plan in connection with the acquisition by purchase, lease, merger, consolidation or otherwise of the business and assets of any corporation, firm or association, including options granted to employees thereof who become employees of Olin or a subsidiary, or for other proper corporate purposes.

  5. OPTION PRICES. The purchase price of the Common Stock covered by each option shall be determined by the Committee but shall not be less than 100% of the fair market value of the Common Stock at the time of granting the option. Such fair market value shall be determined by the Committee and shall be taken at no less than the mean of the high and low sales prices of the Common Stock as reported on the consolidated transaction reporting system for New York Stock Exchange issues on such date or, if the Common Stock was not traded on such date, on the first preceding day on which the Common Stock was traded.

  6. EXERCISE OF OPTIONS. The Committee shall have authority in its discretion to prescribe in any option agreement that the option will be exercisable in full at any time or from time to time during the term of the option, or to provide for the exercise thereof in such installments at such times during said term as the Committee may determine. An option may be exercised, at any time or from time to time during the term of the option, as to any or all full shares which have become purchasable under the provisions of the option but not as to less than 25 shares at any one time. The option price shall be paid in full in cash or its equivalent at the time the option is exercised; provided, however, that the Committee may elect to permit such option price to be paid in shares of Common Stock of Olin, or a combination of cash and shares of Common Stock of Olin, the fair market value of such Common Stock to be determined for such purpose in such manner as shall be selected by the Committee, but not at more than the mean of the high and low sales prices of the Common Stock as reported on the consolidated transaction reporting system for New York Stock Exchange issues on the date on which the optionee's written notice of exercise is received by Olin, or if the Common Stock was not traded on such day, on the first preceding day on which the Common Stock was traded. The term of each option shall be not more than ten years from the date of granting thereof, or such shorter period as is prescribed in paragraphs 11, 13 and 14 hereof. Except as provided in said paragraphs 11, 13 and 14 hereof, no option may be exercised at any time unless the holder thereof is then a regular employee of Olin or one of its subsidiaries. The holder of an option shall not have any of the rights of a shareholder with respect to the shares covered by his or her option until such shares shall be issued to him or her upon the due exercise of the option.

  In lieu of requiring an optionee to pay in cash such federal, state or local income taxes as may be applicable to exercise of an option ("withholding taxes"), the Committee may elect to permit withholding taxes to be paid by the optionee in shares of Common Stock of Olin or in a combination of cash and shares of Common Stock of Olin, the fair market value of such Common Stock to be determined for such purpose as provided in the next preceding paragraph with respect to the use of Common Stock of Olin in payment of the option price.

  Shares delivered in payment of an option price or for withholding taxes may be shares withheld by Olin upon exercise of an option or shares already owned by the optionee.

  7. STOCK APPRECIATION RIGHTS. The Committee shall have authority in its discretion to grant a stock appreciation right ("SAR") to an optionee which shall relate to and have the same terms and conditions as a specific option granted to the optionee under the Plan (the "related option") together with such additional terms and conditions, if any, as the Committee in its discretion may prescribe. An SAR may be granted at the same time as the related option is granted or, except as otherwise provided herein, at any time thereafter prior to the last day on which the related option may be exercised. Each SAR shall be evidenced by written agreement in such form as the Committee shall approve. An SAR shall entitle the optionee, upon surrender of an exercisable related option or an exercisable portion thereof, to receive a payment, at the election of the Committee, in cash, shares of Common Stock of Olin (and such other shares as may be deliverable as a result of an adjustment pursuant to paragraph 15 ("adjustment shares")) or a combination of cash and shares of Common Stock of Olin (and adjustment shares) equivalent to the appreciated value of the shares that the optionee would have been entitled to purchase pursuant to the related option or portion thereof surrendered. Such appreciated value shall be the difference between the option price of such shares (as adjusted pursuant to paragraph 15) and the fair market value of such shares (as defined in paragraph 5) on the date on which the optionee's notice of exercise is received by Olin. If all or a portion of such payment is made in shares of Common Stock of Olin (or adjustment shares), the shares shall be valued for purposes of such payment at their fair market value, as defined in paragraph 5, on the date on which the optionee's written notice of exercise is received by Olin. No fractional shares shall be issued as a result of exercising an SAR.

  An SAR shall be exercisable only during the period when the related option is also exercisable. In no event shall an SAR or the related option held by an optionee who is subject to the limitations of Section 16(b) of the Act be exercisable during the first six months following its date of grant, provided that this restriction shall not apply in the event of the death or disability of the optionee prior to the expiration of such six-month period. If an SAR is exercised, the related option shall cease to be exercisable to the extent of the number of shares with respect to which the SAR was exercised. Upon the exercise or termination of a related option, the SAR granted with respect thereto shall terminate to the extent of the number of shares as to which the related option was exercised or terminated.

  In lieu of requiring an optionee to pay cash and receive certificates for shares of Common Stock of Olin (and adjustment shares) upon the exercise of an option, if the option agreement so provides, initially or by amendment, the Committee may elect to require the optionee to surrender the option to Olin for cancellation as to all or any portion of the number of shares covered by the intended exercise and receive in exchange for such surrender a payment, at the election of the Committee, in cash, in shares of Common Stock of Olin (and adjustment shares), or a combination of cash and shares of Common Stock of Olin (and adjustment shares) equivalent to the appreciated value of the shares covered by the option surrendered for cancellation. Such appreciated value shall be the difference between the option price of such shares (as adjusted pursuant to paragraph 15) and the fair market value of such shares, as defined in paragraph 5, on the date on which the optionee's notice of exercise is received by Olin. If all or any part of such payment shall be in shares of Common Stock of Olin (or adjustment shares), the shares shall be valued for purposes of such payment at their fair market value, as defined in paragraph 5, on the date on which the optionee's notice of exercise is received by Olin. Upon delivery to Olin of a notice of exercise of option, the Committee may avail itself of its right to require the optionee to surrender the option to Olin for cancellation as to shares covered by such intended exercise. The Committee's right of election shall expire, if not exercised, at the close of business on the fifth business day following the delivery to Olin of such notice. Should the Committee not exercise such right of election, the delivery of the aforesaid notice of exercise shall constitute an exercise by the optionee of the option to the extent therein set forth, and payment for the shares covered by such exercise shall become due immediately.

  8. CHANGE IN CONTROL. In the event of a Change in Control of Olin, as defined below, each option then outstanding shall become immediately and fully exercisable, notwithstanding any provision therein for the exercise of such option in installments and unless an SAR shall already have been granted with respect to such option, the optionee shall be deemed to hold an SAR related to such option, exercisable in accordance with and subject to all of the terms and conditions of the first two paragraphs of paragraph 7, for the number of shares exercisable under such option after giving effect to such acceleration. Such SAR may, but need not be, evidenced by separate written agreement. For the purposes of this paragraph 8, a Change in Control shall mean that any of the following events shall have occurred:

  (i) Olin ceases to be, directly or indirectly, owned by at least 1,000 shareholders;

  (ii) a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a group (or a "person" within the meaning of Sections 13(d)(3) of the Act), other than Olin, a majority-owned subsidiary of Olin or an employee benefit plan (or related trust) of Olin or such subsidiary, become(s) the "beneficial owner" (as defined in Rule 13(d)(3) under the Act) of 20% or more of the then outstanding voting stock of Olin;

  (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute Olin's Board of Directors (together with any new Director whose election by Olin's Board of Directors or whose nomination for election by Olin's stockholders, was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office; or

  (iv) Olin's Board of Directors determines that a tender offer for Olin's shares indicates a serious intention by the offeror to acquire control of Olin.

  9. EMPLOYEE'S AGREEMENT TO SERVE. Each employee receiving an option shall, as one of the terms of the option agreement, agree that he or she will, during employment, devote his or her entire time, energy and skill to the service of Olin or a subsidiary and the promotion of its interests, subject to vacations, sick leave and other absences in accordance with the regular policies of, or other reasons satisfactory to, Olin and its subsidiaries. Such employment shall (subject to the terms of any contract between Olin or any such subsidiary and such employee) be at the pleasure of Olin or such subsidiary, and shall be at such compensation as Olin or such subsidiary shall determine from time to time. Upon termination of such employee's employment either (a) for cause or (b) voluntarily on the part of the employee and without the written consent of Olin, any option or options held by him or her under the Plan, to the extent not theretofore exercised, shall forthwith terminate. Retirement pursuant to any retirement plan of Olin or of a subsidiary shall be deemed to be a termination of employment with Olin's consent.

  10. NONTRANSFERABILITY OF OPTIONS. No option granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution, except an option may be transferred by gift to any member of the optionee's immediate family or to a trust for the benefit of one or more of such immediate family members if simultaneously with or prior to its granting the Committee shall have adopted a resolution indicating that such option is transferable. During the lifetime of an optionee, an option shall be exercisable only by the optionee unless it has been transferred as permitted hereby, in which case it shall be exercisable only by such transferee. For the purpose of this paragraph 10 an optionee's "immediate family" shall mean the optionee's spouse, children and grandchildren.

  11. TERMINATION OF EMPLOYMENT. In the event the employment of an employee to whom an option has been granted under the Plan shall be terminated (otherwise than by reason of death), such option may, subject to the provisions of the next to last sentence of paragraph 9 and to the provisions of paragraph 12, be exercised (to the extent of the number of shares that the employee was entitled to purchase under such option at the termination of employment) at any time within three months after such termination (which three-month period may be extended by the Committee), but in no event shall such three-month period or any such extension permit the exercise of an option after the expiration date of the option specified in the option agreement therefor. Options granted under the Plan shall not be affected by any change of duties or position so long as the optionee continues to be an employee of Olin or of a subsidiary. Nothing in the Plan or in any option granted pursuant thereto shall confer on any employee any right to continue in the employ of Olin or any of its subsidiaries or affect in any way the right of Olin or any of its subsidiaries to terminate his or her employment at any time.

  12. CONDITIONS TO ENJOYMENT OF OPTIONS. The following conditions shall apply to the grant and exercise of options:

  (i) The optionee shall not render services for any organization or engage, directly or indirectly, in any business which, in the judgment of the Committee or, if delegated to the Chief Executive Officer, in the judgment by such Officer, is or becomes competitive with Olin or any subsidiary, or which is or becomes otherwise prejudicial to or in conflict with the interests of Olin or any subsidiary. Such judgment shall be based on the optionee's positions and responsibilities while employed by Olin or any subsidiary, the optionee's post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between Olin or a subsidiary and the other organization or business, the effect on customers, suppliers and competitors of the optionee's assuming the post-employment position, the guidelines established in the then current edition of Olin's Code of Business Conduct, and such other considerations as are deemed relevant given the applicable facts and circumstances. The optionee shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over the counter, and such investment does not represent a substantial investment to the optionee or a greater than 10% equity interest in the organization or business.

  (ii) The optionee shall not, without prior written authorization from Olin, disclose to anyone outside Olin, or use in other than Olin's business, any secret or confidential information, knowledge or data, relating to the business of Olin or a subsidiary in violation of his or her agreement with Olin or the subsidiary.

  (iii) The optionee, pursuant to his or her agreement with Olin or a subsidiary, shall disclose promptly and assign to Olin or the subsidiary all right, title, and interest in any invention or idea, patentable or not, made or conceived by the optionee during employment by Olin or the subsidiary, relating in any manner to the actual or anticipated business, research or development work of Olin or the subsidiary and shall do anything reasonably necessary to enable Olin or the subsidiary to secure a patent where appropriate in the United States and in foreign countries.

  Notwithstanding any other provision of the Plan, the Committee in its sole discretion, which may be delegated to the Chief Executive Officer of Olin, may cancel any option at any time prior to the exercise thereof, if the employment of the optionee shall be terminated, other than by reason of death, unless the conditions in this paragraph 12 are met.

  Failure to comply with the conditions of this paragraph 12 prior to, or during the six months after, any exercise shall constitute a rescission of the exercise. The difference between the fair market value (as defined in paragraph
5) on date of exercise of the shares exercised and the option price shall be returned to Olin by the optionee, in cash, within 10 days after notice of the rescission has been given to the optionee by Olin's Chief Executive Officer, chief legal officer or chief personnel officer. Such notice may be given at any time within two years of the date of exercise.

  Upon exercise of an option, the optionee shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan.

  13. DEATH OF AN EMPLOYEE. If an employee to whom an option has been granted under the Plan shall die while employed by Olin or a subsidiary or after the termination of such employment, such option may, subject to the provisions of the next to the last sentence of paragraph 9 and to the provisions of paragraph 12, be exercised by the legatee or legatees of the employee under his or her last will, or by his or her personal representatives or distributees or permitted transferee, as follows: if an employee dies while so employed, at any time within one year after the employee's death (which one-year period may be extended by the Committee), to the extent of the remaining shares covered by such option, whether or not such shares had become purchasable by the employee at the date of his or her death; and if an employee dies after termination of employment and within the period an option remains exercisable, at any time within the longer of (i) the period that he or she could have exercised the option had he or she not died or (ii) one year after the date of death (which one-year period may be extended by the Committee), in either case, to the extent of the number of shares purchasable by such employee or permitted transferee pursuant to the provisions of paragraph 11 at the date of his or her death. Notwithstanding the provisions of this paragraph 13, no option shall be exercisable after the expiration date specified in the option agreement therefor.

  14. DISABILITY OF AN EMPLOYEE. If an employee to whom an option has been granted under the Plan shall become totally and permanently disabled, as that term is now defined in Section 22(e)(3) of the Code, as such Section may be amended from time to time, and the employee's employment with Olin or a subsidiary is terminated as a result, such option may be exercised by such employee or permitted transferee within one year after the date of termination of employment, provided that no option shall be exercisable after the expiration date specified in the option agreement therefor nor for more shares than that which could have been purchased thereunder on the date of termination of employment.

  15. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any change in the outstanding Common Stock of Olin by reason of stock dividends, stock splits, recapitalization, mergers, consolidations, combinations or exchanges of shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distributions to common shareholders other than cash dividends, the numbers, class and prices of shares covered by outstanding options granted under the Plan and the aggregate number and class of shares available under the Plan, shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Without limiting the foregoing, in the event of any split-up, split-off, spin-off or other distribution to shareholders of shares representing a part of Olin's business, properties and assets, the Committee may, with the consent of an optionee, modify an outstanding option or options so that such option or options shall thereafter relate to shares of Common Stock of Olin and shares of capital stock of the corporation owning the business, properties and assets so split-up, split-off, spun-off or otherwise distributed to shareholders of Olin in the same ratio in which holders of the Common Stock of Olin became entitled to receive shares of capital stock of the corporation owning the business, properties and assets so split-up, split-off, spun-off or otherwise distributed.

  16. EFFECTIVENESS OF THE PLAN. The Plan shall become effective on January 25, 1996, provided the Plan (and any options granted under the Plan) will terminate if the Plan is not approved by a sufficient number of votes cast by the shareholders at the 1996 Annual Meeting of Shareholders to qualify the Plan for an exemption under Rule 16b-3 of the Act and for an exception to Section 162(m) of the Code.

  17. TIME OF GRANTING OF OPTIONS. The granting of an option pursuant to the Plan shall take place on the date established by the Committee. However, no option may be exercised if the employee to whom the option is granted shall fail to execute and deliver a copy of the option agreement to the Committee or Olin within 60 days after delivery of the option agreement to such employee.

  18. CONSENT OF EMPLOYEE. Every employee who accepts an option under the Plan shall be bound by the terms and restrictions of the Plan and his or her acceptance of an option shall constitute an agreement between him or her and Olin and its subsidiaries and any successors in interest to any of them.

  19. TERMINATION AND AMENDMENT. Unless the Plan theretofore has been terminated as herein provided, it shall terminate on, and no option shall be granted thereunder after, January 25, 2006. The Board of Directors of Olin may at any time prior to that date terminate the Plan, or make such modification thereof as it shall deem advisable; provided, however, that the Board of Directors may not, without further approval by shareholders of Olin, (a) increase the maximum number of shares for which options may be granted under the Plan (except for adjustments permitted by Paragraph 15 hereof), (b) change the manner of determining the minimum option prices, other than to change the manner of determining the fair market value of the Common Stock as stated in paragraph 5 above to conform to any then applicable provisions of the Internal Revenue Code or regulations thereunder, or (c) increase the period during which options may be granted. No termination, modification or amendment of the Plan may, without the consent of the employee to whom any option shall theretofore have been granted, adversely affect the rights of such employee under such option, except for termination resulting as provided in Paragraph 16 hereof.

  20. INCENTIVE STOCK OPTION LIMITATION. The aggregate fair market value (determined at the time an option is granted) of Common Stock of Olin with respect to which incentive stock options (as defined in Section 422 of the Code) are exercisable for the first time by an individual during any calendar year (under the Plan and any other stock option plan of the individual's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

  21. RULE 16B-3 COMPLIANCE. It is the intention of Olin that the Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Act with respect to persons who are subject to such Section. Therefore, if any Plan provision is found not to be in compliance with Rule 16b-3, that provision shall be deemed amended as to such persons so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 with respect to persons who are subject to Section 16 of the Act.

                        LOGO  PRINTED ON RECYCLED PAPER

                                                                           PROXY
                                OLIN CORPORATION
                        501 MERRITT 7, NORWALK, CT 06856

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        WILLIAM W. HIGGINS, DONALD W. GRIFFIN, and JOHN W. JOHNSTONE, JR., or any of them, with full power of substitution, are hereby appointed proxies to vote all Common Stock of the undersigned in Olin Corporation which the undersigned would be entitled to vote on all matters which may come before the Annual Meeting of Shareholders to be held at Norwalk, Connecticut, on April 25, 1996, at 10:30 a.m. and at any adjournment.

        This Proxy will be voted as directed by the shareholder on the items listed on the reverse side. IF NO CONTRARY DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4. Should any nominee be unable to serve, this Proxy may be voted for a substitute selected by the Board of Directors.

      COMMENTS/ADDRESS CHANGE: PLEASE MARK BOX ON REVERSE SIDE


PLEASE COMPLETE AND SIGN THIS PROXY ON THE REVERSE SIDE, WHERE IT IS CONTINUED,
                    THEN RETURN IT IN THE ENCLOSED ENVELOPE.
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                              FOLD AND DETACH HERE

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                      DIRECTIONS TO THE GTE NORWALK CENTER
      via the New England Thruway/Connecticut Turnpike or Merritt Parkway
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NEW ENGLAND THRUWAY/INTERSTATE 95/                 HUTCHISON RIVER PARKWAY/
CONNECTICUT TURNPIKE -- EXIT 13                    MERRITT PARKWAY -- EXIT 38

From New York                                           From New York

1. Turn right onto the Boston Post Road/        1. Turn right onto New Canaan
   Connecticut Avenue (U.S. 1).                    Avenue/Route 123 and, almost
                                                   immediately, turn left onto
2. Proceed .3 mile to Richards Avenue.             Nursery Street.

3. Turn left onto Richards Avenue and           2. Continue on Nursery Street
   continue 1.5 miles to Fillow Street.            for .8 mile, bearing right,
                                                   until it ends at Marvin
4. Turn left onto Fillow Street, driving           Ridge Road.
   .2 mile to stop sign at Weed Avenue.
                                                3. Turn left onto Marvin Ridge
5. Turn right onto Weed Avenue, and continue       Road, which becomes Weed
   .3 mile to entrance of the GTE Norwalk          Avenue.
   Center.
                                                4. Drive for .7 mile to the
6. The entrance is on the right side of            entrance of the GTE Norwalk
   Weed Avenue.                                    Center.

From New Haven -- Exit 13                       5. The entrance is on the left
                                                   side of Weed Avenue.
1. Turn right onto the Boston Post
   Road/Connecticut Avenue (U.S. 1).            From New Haven -- Exit 38

2. Proceed .5 mile to Richards Avenue.          1. Turn right onto New Canaan
                                                   Avenue/Route 123 and proceed
3. Follow directions 3-6 above.                    .2 mile to Nursery Street.

                                                2. Turn right onto Nursery
                                                   Street.

                                                3. Follow directions 2-5 above.

                                                                    Please mark
                                                                [X] your votes
                                                                     this way


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

Item 1-- ELECTION OF DIRECTORS                               WITHHELD
         Nominees:                                  FOR      FOR ALL
                                                 (except as noted below)
         William J. Alley
         Donald W. Griffin                          [ ]         [ ]
         H. William Lichtenberger
         G. Jackson Ratcliffe, Jr.

WITHHELD FOR: (Write that nominee's name in the space provided below).

-----------------------

Item 2--APPROVAL OF THE 1996 STOCK OPTION PLAN

        FOR   AGAINST   ABSTAIN
        [ ]     [ ]       [ ]


Item 3--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        FOR  AGAINST  ABSTAIN
        [ ]     [ ]       [ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

Item 4--SHAREHOLDER PROPOSAL--DIRECTORS' PENSION PLAN

        FOR  AGAINST  ABSTAIN
        [ ]     [ ]       [ ]

                               YES  NO
WILL ATTEND MEETING            [ ]  [ ]

COMMENTS/ADDRESS CHANGE
(use space on reverse side)    [ ]  [ ]




Signature(s) ___________________________   Date _______________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                OLIN CORPORATION
                      501 MERRITT 7, NORWALK, CONNECTICUT


      Dear Shareholder:

      You are invited to attend our 1996 Annual Meeting of Shareholders at 10:30 a.m. on Thursday, April 25th at the GTE Norwalk Center, 32 Weed Avenue, Norwalk, Connecticut.

      This is your admission card. If you plan to attend, please mark the box on your proxy. Be sure to bring the card with you to the Meeting. On the back are directions showing how to reach the GTE Norwalk Center by automobile.

                               Sincerely,

                               Johnnie M. Jackson, Jr.
                               Secretary

                       CONFIDENTIAL VOTING INSTRUCTIONS
      TO THE WACHOVIA BANK OF NORTH CAROLINA, N.A. AS TRUSTEE ("TRUSTEE") UNDER THE OLIN CORPORATION CONTRIBUTING EMPLOYEE OWNERSHIP PLAN ("CEOP")

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS






  I hereby instruct the Trustee to vote in person or by proxy all Common Stock and ESOP Preferred Shares of Olin Corporation ("Olin") credited to me which I am entitled to vote under the CEOP at the Annual Meeting of Shareholders of Olin to be held on April 25, 1996, and at any adjournment, (a) on the following matters, as indicated below, OR IF A CONTRARY CHOICE IS NOT INDICATED, THEN FOR ITEMS
1, 2, AND 3 AND AGAINST ITEM 4 and (b) on any other matter which may properly come before the meeting.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.

Item 1 -- Election of the following nominees as Directors:
          William J. Alley
          Donald W. Griffin
          H. William Lichtenberger
          G. Jackson Ratcliffe, Jr.


          FOR    WITHHELD
                 FOR ALL
          (except as noted below)
          [ ]    [ ]

WITHHELD FOR: (Write that nominee's name in the space provided below)


---------------------------------------------------

Item 2 -- Approval of the 1996 Stock Option Plan

          FOR    AGAINST     ABSTAIN

          [ ]     [ ]        [ ]


Item 3 -- Ratification of appointment of independent auditors


          FOR    AGAINST     ABSTAIN

          [ ]     [ ]        [ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

Item 4 -- Shareholder proposal - directors pension plan


          FOR    AGAINST     ABSTAIN

          [ ]     [ ]        [ ]



PLEASE MARK, DATE, SIGN EXACTLY AS YOUR NAME APPEARS ABOVE, AND RETURN THIS FORM IN THE ENCLOSED ENVELOPE TO THE WACHOVIA BANK of NORTH CAROLINA, N.A.,
CORPORATE TRUST DEPT., P.O. BOX 3001, WINSTON-SALEM, NC 27199-2207.
Common Stock and ESOP Preferred Shares credited to participants' accounts for which no written instruction is received by the Trustee before the meeting date will be voted in the same proportion as instructed shares of that class. ESOP Preferred Shares not credited to participants' accounts will be voted by the Trustee in the same proportion as credited ESOP Preferred Shares for which the Trustee receives instructions. This form constitutes a direction to so vote.



DATED____________________ , 1996         _______________________________________
                                               (SIGNATURE OF PARTICIPANT)